                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule
     14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                               Premier Parks Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        Not Applicable

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        Not Applicable

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        Not Applicable

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        Not Applicable

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        Not Applicable

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        Not Applicable

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        Not Applicable

        ------------------------------------------------------------------------

     (3)  Filing Party:

        Not Applicable

        ------------------------------------------------------------------------

     (4)  Date Filed:

        Not Applicable

        ------------------------------------------------------------------------

                               PREMIER PARKS INC.
                           11501 NORTHEAST EXPRESSWAY
                         OKLAHOMA CITY, OKLAHOMA 73131
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            ------------------------

                                  JUNE 2, 1998
                            ------------------------

     NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Premier Parks Inc. (the "Company") will be held at the offices of Darien Lake Theme Park, 9993 Allegheny Road, Darien Center, New York 14040, on Tuesday, June 2, 1998, at 9:00 a.m., E.D.T., for the following purposes, all as more fully described in the attached Proxy Statement:

        1. To elect seven directors to serve for the ensuing year and until their respective successors are elected and qualified.

        2. To approve an amendment to the Company's Certificate of Incorporation to effect a 2 for 1 stock split of the Company's Common Stock, to increase the number of authorized shares of the Company's Common Stock from 90,000,000 "old" shares to 150,000,000 "new" shares and to increase the number of authorized shares of the Company's Preferred Stock from 500,000 shares to 5,000,000 shares.

        3. To ratify the selection by the Company's Board of Directors of KPMG Peat Marwick LLP as independent public accountants of the Company for the year ending December 31, 1998.

        4. To approve the adoption of the Company's 1998 Stock Option and Incentive Plan.

        5. To re-approve the Company's 1996 Stock Option and Incentive Plan.

        6. To approve the Company's policy of permitting "independent" directors to elect to receive annual director fees in shares of Common Stock.

        7. To transact such other business as may properly come before the meeting and any and all adjournments thereof.

     The Board of Directors has fixed the close of business on April 24, 1998 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournment thereof.

     A copy of the Company's Annual Report for the year ended December 31, 1997 is enclosed.

     YOU ARE EARNESTLY REQUESTED TO DATE, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENVELOPE ENCLOSED FOR THAT PURPOSE (TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES) WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON. THE PROXY IS REVOCABLE BY YOU AT ANY TIME PRIOR TO ITS EXERCISE AND WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT YOU ATTEND THE MEETING OR ANY ADJOURNMENT THEREOF. THE PROMPT RETURN OF THE PROXY WILL BE OF ASSISTANCE IN PREPARING FOR THE MEETING AND YOUR COOPERATION IN THIS RESPECT WILL BE APPRECIATED.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          RICHARD A. KIPF
                                          Secretary

Oklahoma City, Oklahoma
April 30, 1998

                               PREMIER PARKS INC.
                           11501 NORTHEAST EXPRESSWAY
                         OKLAHOMA CITY, OKLAHOMA 73131
                            ------------------------

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 2, 1998
                            ------------------------

     This Proxy Statement and the accompanying proxy are being furnished to stockholders of PREMIER PARKS INC. (the "Company") in connection with the solicitation of proxies by the Board of Directors for use in voting at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the offices of Darien Lake Theme Park, 9993 Allegheny Road, Darien Center, New York 14040, on Tuesday, June 2, 1998, at 9:00 a.m., E.D.T., and at any and all adjournments thereof.

     If the enclosed proxy is properly signed and returned, your shares will be voted on all matters that properly come before the Annual Meeting for a vote. If instructions are specified in your signed proxy with respect to the matters being voted upon, your shares will be voted in accordance with your instructions. If no instructions are so specified, your shares will be voted FOR the election of directors named in Proposal 1, FOR the approval of Proposal 2 (approval of an amendment to the Company's Certificate of Incorporation), FOR the approval of Proposal 3 (ratification of independent public accountants for the year ending December 31, 1998), FOR the approval of Proposal 4 (approval of the Company's 1998 Stock Option and Incentive Plan), FOR the approval of Proposal 5 (re-approval of the Company's 1996 Stock Option and Incentive Plan) and FOR the approval of Proposal 6 (approval of the Company's policy of permitting independent director fees to be paid in shares of Common Stock). Your proxy may be revoked at any time prior to being voted by: (i) filing with the Secretary of the Company (Richard A. Kipf), at the above address, written notice of such revocation, (ii) submitting a duly executed proxy bearing a later date or (iii) attending the Annual Meeting and giving the Secretary notice of your intention to vote in person.

     On or about April 30, 1998, this Proxy Statement and the accompanying proxy, together with a copy of the Annual Report of the Company for the year ended December 31, 1997, including financial statements, are to be mailed to each stockholder of record at the close of business on April 24, 1998 (the "Record Date").

     WHETHER OR NOT YOU ATTEND THE ANNUAL MEETING, YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE ASKED TO SIGN AND RETURN THE ACCOMPANYING PROXY REGARDLESS OF THE NUMBER OF SHARES YOU OWN. Shares can be voted at the Annual Meeting only if the holder is represented by proxy or is present.

                               VOTING SECURITIES

     The Board of Directors has fixed the close of business on April 24, 1998 as the Record Date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. Only stockholders of record at the close of business on that date will be entitled to vote at the Annual Meeting or any and all adjournments thereof. As of that date, the Company had issued and outstanding 37,497,566 shares of Common Stock, the Company's only class of outstanding securities entitled to vote at the Annual Meeting. Each stockholder of the Company will be entitled to one vote for each share of Common Stock registered in its name on the Record Date. A majority of all of the outstanding shares of Common Stock constitutes a quorum at the Annual Meeting. Except as otherwise specifically indicated, none of the share information contained herein gives effect to the proposed stock split. See "Proposal 2 -- Amendment of
Article IV of the Company's Certificate of Incorporation."

     Neither abstention votes nor any broker non-votes (i.e., votes withheld by brokers on non-routine proposals in the absence of instructions from beneficial owners) will be counted as present or represented at the Annual Meeting for purposes of determining whether a quorum exists.

                         STOCK OWNERSHIP OF MANAGEMENT
                         AND CERTAIN BENEFICIAL HOLDERS

     The following table sets forth certain information as of March 1, 1998 (except as noted below) as to Common Stock owned by (a) each of the Company's current directors and nominees to serve as directors, (b) all current directors and officers of the Company as a group, and (c) each person who, to the best of the Company's knowledge, beneficially owned on that date more than 5% of the outstanding Common Stock.

                                                               NUMBER OF SHARES     PERCENTAGE
            NAME AND ADDRESS OF BENEFICIAL OWNER              BENEFICIALLY OWNED    OF CLASS(1)
            ------------------------------------              ------------------    -----------
Kieran E. Burke(2)..........................................        314,877               *
Paul A. Biddelman(3)........................................      2,657,071             7.1
James F. Dannhauser(4)......................................         76,665               *
Michael E. Gellert(5).......................................      1,368,961             3.7
Gary Story(6)...............................................        143,000               *
Jack Tyrrell(7).............................................        695,253             1.9
Sandy Gurtler...............................................             --              --
Charles R. Wood.............................................          9,091(8)            *
Robert J. Gellert(9)........................................      1,254,553             3.3
  122 East 42nd Street
  New York, New York 10168
Windcrest Partners(10)......................................      1,136,025             3.0
  122 East 42nd Street
  New York, New York 10168
Hanseatic Corporation(11)...................................      2,657,071             7.1
  Wolfgang Traber
  450 Park Avenue
  New York, New York 10152
FMR Corp.(12)...............................................      1,897,900             5.1
  82 Devonshire Street
  Boston, Massachusetts 02109

                                                               NUMBER OF SHARES     PERCENTAGE
            NAME AND ADDRESS OF BENEFICIAL OWNER              BENEFICIALLY OWNED    OF CLASS(1)
            ------------------------------------              ------------------    -----------
Baron Capital Group(13).....................................      1,184,700             3.2
  767 Fifth Avenue
  New York, NY 10153
Warburg Pincus Asset Management(14).........................        968,145             2.6
  466 Lexington Avenue
  New York, NY 10017
All directors and officers as a group (15 persons)(15)......      5,310,419            14.2

---------------
  *  Less than one percent.

 (1) Percentage amounts are based on the number of outstanding shares of Common Stock as of the Record Date.

 (2) Includes 75,637 shares of Common Stock and warrants and options to purchase 239,238 shares of Common Stock as to which Mr. Burke has sole voting and investment power.

 (3) Represents shares of Common Stock beneficially owned by Hanseatic Corporation ("Hanseatic"), of which Mr. Biddelman is President. See footnote (11) below.

 (4) Includes 32,665 shares of Common Stock and options to purchase 44,000 shares of Common Stock as to which Mr. Dannhauser has sole voting and investment power.

 (5) Includes 232,936 shares of Common Stock, as to which Mr. Gellert has sole voting and investment power. Also includes 1,136,025 shares of Common Stock beneficially owned by Windcrest Partners ("Windcrest") which shares voting and investment power with its general partners, Michael E. Gellert and Robert J. Gellert.

 (6) Includes 25,000 shares of Common Stock and options to purchase 118,000 shares of Common Stock as to which Mr. Story has sole voting and investment power.

 (7) Includes 9,794 shares of Common Stock for his own account; 4,396 shares of Common Stock held in a trust for the benefit of his son; 311,940 shares of Common Stock beneficially owned by Lawrence, Tyrrell, Ortale & Smith II, L.P. ("LTOS II"); and an aggregate of 369,123 shares of Common Stock beneficially owned by Richland Ventures, L.P. ("Richland") and Richland Ventures II, L.P. ("Richland II"). Mr. Tyrrell, who is a general partner of the general partner of LTOS II and a general partner of Richland and Richland II, disclaims beneficial ownership of all shares held by such entities.

 (8) Represents shares held by Double "H" Hole in the Woods Ranch, Inc., a charitable organization of which Mr. Wood is Chairman of the Board.

 (9) Includes 2,514 shares of Common Stock for his own account, as to which he has sole voting and investment power; 40,351 shares of Common Stock as agent for 26 other persons and entities with whom he shares voting and investment power; 2,168 shares of Common Stock as trustee for Michael E. Gellert's sister with respect to which he shares voting and investment power with Peter J. Gellert (who holds these shares as agent); 5,558 shares of Common Stock as trustee of irrevocable trusts for the benefit of Michael
     E. Gellert's children as to which he has sole voting and investment power; 1,083 shares of Common Stock as trustee of an irrevocable trust for the benefit of his brother as to which he has sole voting and investment power; 1,854 shares of Common Stock as trustee of a trust for the benefit of a second cousin as to which he has sole voting and investment power; 1,136,025 shares of Common Stock owned by Windcrest, which shares voting and investment power with its general partners, Michael E. Gellert and Robert J. Gellert; and 65,000 shares of Common Stock beneficially owned by Lexfor Corporation of which he is President and a director, as to which he shares voting and investment power with the other officers and directors. Michael E. Gellert disclaims beneficial ownership of the shares of Common Stock owned by the trusts for the benefit of his children.

(10) Windcrest shares voting and investment power with its general partners, Michael E. Gellert and Robert J. Gellert.

(11) Represents shares of Common Stock beneficially owned by Hanseatic. Mr. Traber holds a majority of the shares of capital stock of Hanseatic and thus may be deemed to beneficially own such Common Stock. Of such shares, 2,588,695 shares of Common Stock are held by Hanseatic Americas LDC, a Bahamian limited duration company in which the sole managing member is Hansabel Partners LLC, a Delaware limited liability company in which the sole managing member is Hanseatic. The remaining shares of Common Stock are held by Hanseatic for discretionary customer accounts. Information has been derived from Amendment No. 7 to Schedule 13D, dated December 5, 1997.

(12) Includes 1,665,000 shares of Common Stock beneficially owned by Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp. and a registered investment adviser (including 7,500 shares of Common Stock owned by Fidelity American Special Situations Trust ("FASST"), an English unit trust as to which Fidelity acts as a sub-adviser); 222,800 shares of Common Stock beneficially owned by Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp. and a bank; and 17,100 shares beneficially owned by Fidelity International Limited ("FIL"), a Bermudan investment adviser and former majority-owned subsidiary of Fidelity (including 7,500 shares of Common Stock owned by FASST, as to which a subsidiary of FIL acts as an investment adviser). Edward C. Johnson 3d, Chairman of FMR Corp. and FIL, Abigail P. Johnson, a director of FMR Corp., and members of the Johnson family may be deemed to form a controlling group with respect to FMR Corp. Information has been derived from Amendment No. 1 to Schedule 13G, dated March 10, 1998.

(13) Includes 1,136,700 shares of Common Stock beneficially owned by BAMCO, Inc., a registered investment adviser as to which Baron Capital Group ("BCG") and Ronald Baron ("Baron"), President of BCG, may be deemed parent holding companies; and 48,000 shares of Common Stock beneficially owned by Baron Capital Management, Inc., a registered investment adviser as to which BCG and Baron may be deemed parent holding companies. Information has been derived from Schedule 13G, dated February 17, 1998.

(14) Represents shares beneficially owned by Warburg Pincus Asset Management, Inc., a registered investment adviser. Information has been derived from Amendment No. 1 to Schedule 13G, dated January 12, 1998.

(15) The share amounts listed include shares of Common Stock that the following persons have the right to acquire within 60 days from March 1, 1998 (Kieran
     E. Burke, 239,238 shares (see footnote (2)); James F. Dannhauser, 44,000 shares (see footnote (4)); Gary Story, 118,000 shares (see footnote (6)); and all directors and officers as a group, 446,839 shares.

     COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT. Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires officers and directors of the Company and persons who own more than ten-percent of the Common Stock, to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 or 5) of Common Stock with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than ten-percent stockholders are required by SEC regulations to furnish the Company with copies of all such forms they file.

     During 1997, the following officers of the Company inadvertently failed to make all required filings on a timely basis: Hue Eichelberger, Richard Kipf, David Thomas, Traci Blanks, John Gannon, Russell Kuteman
and Lesley Hudson. All such required filings by such persons were subsequently made. To the Company's knowledge, based solely on its review of the copies of such forms received by it and written representations from certain reporting persons that no additional forms were required for those persons, during 1997 all filing requirements applicable to all other officers, directors, and greater than ten-percent beneficial owners were complied with.
                            ------------------------

                       PROPOSAL 1:  ELECTION OF DIRECTORS

     The Company's Board of Directors currently consists of eight members and, from and after the Annual Meeting, will consist of seven members. At the Annual Meeting seven directors are to be elected to serve for the ensuing year and until their respective successors are elected and qualified. The persons named in the enclosed proxy intend to vote for the election of the persons listed below, unless the proxy is marked to indicate that such authorization is expressly withheld. Should any of the listed persons be unable to accept nomination or election (which the Board of Directors does not expect), it is the intention of the persons named in the enclosed proxy to vote for the election of such persons as the Board of Directors may recommend. Proxies cannot be voted for a greater number of persons than the number of nominees named. The election of directors requires a plurality vote of the shares of Common Stock represented at the Annual Meeting.

INFORMATION CONCERNING NOMINEES

                                AS OF        YEAR
                               MARCH 1,    ELECTED
            NAME                 1998      DIRECTOR               POSITION WITH THE COMPANY
            ----               --------    --------               -------------------------
Kieran E. Burke(1)...........     40         1989      Director, Chairman of the Board and Chief
                                                         Executive Officer
Gary Story(2)................     42         1994      Director, President and Chief Operating Officer
James F. Dannhauser(3).......     45         1992      Director and Chief Financial Officer
Paul A. Biddelman(4).........     52         1992      Director
Michael E. Gellert(5)........     66         1989      Director
Charles R. Wood(6)...........     83         1997      Director
Sandy Gurtler(7).............     48         1997      Director

---------------
(1) Mr. Burke has served as Chief Executive Officer and a Director of the Company since October 1989 and Chairman of the Board since June 1994. From 1989 through June 1994, he was President of the Company. Mr. Burke also serves as a director of Blue Ridge Real Estate Company and Big Boulder Corporation. Mr. Burke is a member of the board of directors of the International Association of Amusement Parks & Attractions.

(2) Mr. Story has served as President and a Director of the Company since June 1994 and as Chief Operating Officer since January 1992. From January 1992 through June 1994, he also served as the Company's Executive Vice President.

(3) Mr. Dannhauser became Chief Financial Officer of the Company in October 1995 and has served as a Director of the Company since December 1992. From 1990 through June 1996, Mr. Dannhauser was a managing director of Lepercq de Neuflize & Co. Incorporated, an investment banking firm ("Lepercq"). Mr. Dannhauser is a member of the board of directors of Lepercq.

(4) Mr. Biddelman has served as a Director of the Company since December 1992. Since December 1997, Mr. Biddelman has been president of Hanseatic Corporation ("Hanseatic"), a private investment company. Prior to that date, he was treasurer of Hanseatic for more than five years. Mr. Biddelman also serves as a director of Electronic Retailing Systems International, Inc., Insituform Technologies, Inc., Celadon Group, Inc., Petroleum Heat and Power Co., Inc. and Star Gas Corporation (general partner of Star Gas Partners, L.P.).

(5) Mr. Gellert has served as a Director of the Company since March 1989. He previously served as a Director of the Company and as a Trustee of Tierco, a Massachusetts business trust and predecessor of the Company, from 1979 until 1986. From June 1989 through June 1994, he also served as the Chairman of the Board of the Company. Mr. Gellert is a general partner of Windcrest, a private investment partnership. Mr. Gellert also serves as a director of Devon Energy Corp., Humana Inc., Seacor Holdings, Inc., Regal Cinemas, Inc. and The Putnam Trust Company of Greenwich Advisory Board of
    The Bank of New York.

(6) Mr. Wood has served as a Director of the Company since June 1997. Mr. Wood is the President and sole shareholder of Storytown USA, Inc. and Fantasy Rides Corporation, which collectively owned The Great Escape and Splash Water Kingdom in Lake George, New York prior to the acquisition of the park by the Company in December 1996. Mr. Wood serves as a consultant to the Company and owns, directly or through wholly-owned corporations, a variety of businesses in the Lake George area, including real estate, motels, restaurants and an action park.

(7) Mr. Gurtler has served as a Director of the Company since June 1997. Mr. Gurtler is the chief executive officer, a director and shareholder of Chilcott Entertainment Corp., which was the general partner of the owner of Elitch Gardens Amusement Park in Denver, Colorado prior to the acquisition of the park by the Company in October 1996. Mr. Gurtler also serves as a consultant to the Company.

                            ------------------------

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During the year ended December 31, 1997, the Company's Board of Directors held eight meetings. During 1997, each of the directors of the Company attended all of the meetings of the Board of Directors and all meetings of committees of the Board of which such director was a member.

     The Board has designated an Executive Committee, a Compensation Committee and an Audit Committee. The members of the Executive Committee at March 1, 1998 were Messrs. Burke, Biddelman and Gellert. The Executive Committee, which was established in June 1997, meets informally on a regular basis and met formally during 1997 on four occasions. Subject to applicable law, the Executive Committee is authorized to take any action that can be taken by the entire Board.

     The members of the Compensation Committee at March 1, 1998 were Messrs. Biddelman and Tyrrell. The Compensation Committee, which met twice during 1997, reviews management's recommendations with respect to executive compensation and employee benefits and makes recommendations to the Board as to such matters. Additionally, the Compensation Committee approved the 1997 employment agreements between the Company and its senior executive officers described under "Executive Compensation," administers the Company's 1996 Stock Option and Incentive Plan (the "1996 Stock Incentive Plan") and will administer the Company's 1998 Stock Option and Incentive Plan (the "1998 Stock Incentive Plan") if such plan is approved at the Annual Meeting. The 1996 Stock Incentive Plan and the 1998 Stock Incentive Plan are hereinafter collectively sometimes referred to as the "Stock Incentive Plans." See "Executive Compensation," "Proposal 4 -- 1998 Stock Incentive Plan" and "Proposal 5 -- 1996 Stock Incentive Plan."

     The members of the Audit Committee at March 1, 1998 were Messrs. Gellert and Tyrrell. The Audit Committee, which met once during 1997, recommends to the Board the accounting firm to be selected by the Board as independent public accountants of the Company, and acts on behalf of the Board in reviewing with the independent public accountants, the chief financial officer of the Company and other appropriate corporate officers, matters relating to corporate financial reporting and accounting procedures and policies, and the adequacy of financial, accounting and operating controls. The Audit Committee reviews the results of audits with the Company's independent public accountants and reports thereon to the Board. The Audit Committee also submits to the Board recommendations it may have from time to time with respect to financial reporting and accounting practices and policies and financial, accounting and operating controls and safeguards.

COMPENSATION OF DIRECTORS

     Each of the Company's directors who are not employees or consultants of the Company receives $15,000 annually for serving on the Board, payable in cash or shares of Common Stock. During 1997, the Company paid an aggregate of $45,000 in such fees to its three outside directors. See "Proposal 6 -- Independent Director Fees." Directors are also reimbursed for expenses attendant to Board and Committee membership.

                             EXECUTIVE COMPENSATION

     The following table discloses compensation received by the Company's Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Executive Vice President for the three years (two years, in the case of the Executive Vice President) ended December 31, 1997. Such officers were the only executive officers of the Company during 1997 whose annual salary and bonus exceeded $100,000 in 1997.

                           SUMMARY COMPENSATION TABLE

                                                                         RESTRICTED   SECURITIES
                                                                           STOCK      UNDERLYING
                                     SALARY     BONUS     OTHER ANNUAL    AWARD(S)     OPTIONS      ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR     ($)        ($)      COMPENSATION      ($)          (#)       COMPENSATION
---------------------------  ----   --------   --------   ------------   ----------   ----------   ------------
Kieran E. Burke............  1997   $400,000   $529,692                  $5,482,823(1)       --       (2)
  Chairman of the Board,     1996    350,000    300,000       --                 --    125,000        (2)
  Chief Executive Officer    1995    307,500    150,000       --                 --    100,000        (2)
  and Director
Gary Story.................  1997   $300,000   $453,438       --         $4,837,500(3)       --       (2)
  President, Chief
    Operating                1996    254,304    250,000       --                 --     80,000        (2)
  Officer and Director       1995    214,583    100,000       --                 --     50,000        (2)
James F. Dannhauser(4).....  1997   $250,000   $378,546       --         $4,192,178(5)       --       (2)
  Chief Financial Officer    1996    162,500    200,000       --                 --     50,000        (2)
  and Director               1995     31,250         --       --                 --     40,000        (2)
Hue W. Eichelberger(6).....  1997   $145,000   $140,000       --                 --         --        (2)
  Executive Vice President   1996    110,000     15,000       --                 --     10,000        (2)

---------------
(1) As of December 31, 1997, Mr. Burke had been granted 170,010 restricted shares of Common Stock, all of which were granted to Mr. Burke on July 31, 1997 pursuant to an employment agreement described below. The restrictions on 28,335 restricted shares lapsed on January 1, 1998, and will lapse on January 1 of each of 1999, 2000, 2001, 2002 and 2003. Dividends will be paid on the restricted shares whether or not the restrictions thereon have lapsed if and when such dividends are declared on the Company's Common Stock. Based on the closing price of the Common Stock (as reported on the New York Stock Exchange (the "NYSE")) on December 31, 1997, the aggregate market value of all such restricted shares on that date totaled $6,885,405.

(2) The Company has concluded that, as to each named executive officer for each year shown, all personal benefits paid or provided did not exceed the lesser of $50,000 or 10% of the salary and bonus reported for such officer above. During 1997, the Company did not have any defined contribution plans or pension or other defined benefit or retirement plans, other than a qualified, contributory 401(k) plan. After specified periods of employment, all regular employees are eligible to participate in the 401(k) plan. Commencing in 1996, the Company matched 100% of the first 2% of and 25% of the next 6% of contributions by employees to the plan. The accounts of all participating employees are fully vested. Amounts shown as salary for 1996 and 1997 for each named executive officer (other than Messrs Burke and Dannhauser who did not participate in the plan) include the Company's matching contribution for such officer.

(3) As of December 31, 1997, Mr. Story had been granted 150,000 restricted shares of Common Stock, all of which were granted to Mr. Story on July 31, 1997 pursuant to an employment agreement described below. The restrictions on 25,000 restricted shares lapsed on January 1, 1998, and will lapse on January 1 of each of 1999, 2000, 2001, 2002 and 2003. Dividends will be paid on the restricted shares whether or not the restrictions thereon have lapsed if and when such dividends are declared on the Company's Common Stock. Based on the closing price of the Common Stock (as reported on the NYSE) on December 31, 1997, the aggregate market value of all such restricted shares on that date totaled $6,075,000.

(4) James F. Dannhauser became Chief Financial Officer of the Company on October 1, 1995. Prior to that date, he was not employed by the Company.

(5) As of December 31, 1997, Mr. Dannhauser had been granted 129,990 restricted shares of Common Stock, all of which were granted to Mr. Dannhauser on July 31, 1997 pursuant to an employment agreement described below. The restrictions on 21,665 restricted shares lapsed on January 1, 1998, and will lapse on January 1 of each of 1999, 2000, 2001, 2002 and 2003. Dividends will be paid on the restricted shares whether or not the restrictions thereon have lapsed if and when such dividends are declared on the Company's Common Stock. Based on the closing price of the Common Stock (as reported on the NYSE) on December 31, 1997, the aggregate market value of all such restricted shares on that date totaled $5,264,595.

(6) Mr. Eichelberger became Executive Vice President of the Company in October 1996.

                  AGGREGATE OPTION EXERCISES AND OPTION VALUES

     The following table provides information on stock options and warrants ("Options") exercised in 1997 by each of the named executive officers and the value of such officers' unexercised Options at December 31, 1997.

                                                      NUMBER OF SHARES UNDERLYING      VALUE OF UNEXERCISED
                                                        UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                           SHARES                        DECEMBER 31, 1997(#)         DECEMBER 31, 1997($)(1)
                        ACQUIRED ON       VALUE       ---------------------------   ---------------------------
         NAME           EXERCISE(#)    REALIZED($)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
         ----           ------------   ------------   -----------   -------------   -----------   -------------
Kieran E. Burke.......      --             --           239,238        117,000      $7,608,101     $2,743,500
Gary Story............      --             --           118,000         72,000      $3,507,500     $1,665,000
James F. Dannhauser...      --             --            44,000         46,000      $1,144,000     $1,071,000
Hue W. Eichelberger...      --             --            21,200         10,800      $  657,100     $  266,400

---------------
(1) Amount shown is based on $40.50 per share, the closing price of the Common Stock (as reported on the NYSE) on December 31, 1997.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with each of Messrs Burke, Story and Dannhauser, dated as of July 31, 1997, for the three-year period ending December 31, 1999. The agreement provides that such executive officers will receive base salaries for 1997, in the amounts listed in the Summary Compensation Table above, increasing each succeeding year during the term of the agreement. Such executive officers will also be entitled to annual bonuses to be based on the amount by which the Company's earnings before interest, taxes, depreciation and amortization ("EBITDA") exceed budgeted amounts. In addition, the agreements provide for the grant to each such executive officer of the restricted shares of Common Stock listed in the Summary Compensation Table above, on the terms and conditions referred to therein. The agreements contemplate the grant of up to an equal number of additional shares of restricted stock to each executive officer in the discretion of the Compensation Committee. In the event of a "Change of Control" of the Company (as defined), the executives are entitled to receive, subject to certain conditions, all shares of restricted stock contemplated by the employment agreements (whether or not previously granted) and all restrictions with respect thereto immediately lapse. In addition, if the executives' employments are terminated under certain circumstances (including certain circumstances following such a Change of Control), the Company is required to pay each executive a lump sum amount equal to three times his prior year's cash compensation. The agreements subject the executive officers to standard non-disclosure and non-compete requirements.

     As more fully described in the accompanying Annual Report, in 1998, the Company entered into a series of transactions, including its acquisition of Six Flags Entertainment Corporation, that dramatically increased the size of the Company's operations and capital base. These transactions, as of the date of this Proxy Statement, also resulted in a substantial increase in the market price of the Common Stock. Following the Annual Meeting, the Board of Directors intends to consider amending the employment agreements with each of the Company's Chief Executive Officer, Chief Operating Officer and Chief Financial Officer in light of the efforts of these individuals in connection with such transactions. These amendments may include the payment of substantial cash bonuses in 1998 to such individuals (in addition to the bonuses described above) and the grant to them of the additional restricted shares of Common Stock contemplated by the employment agreements described above.

REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors administers the Company's executive compensation program.

     The goals of the Company's executive compensation program are to:

        - Provide compensation levels that enable the Company to attract, retain and motivate its executives;

        - Tie individual compensation to individual performance and the success of the Company; and

        - Align executives' financial interests with those of the Company's stockholders through equity participation.

  Employment Agreements

     In June 1997, each of the Compensation Committee and the Board of Directors approved the terms of the employment agreements entered into with the Company's three senior executive officers. In each case, the Compensation Committee decided that it was in the Company's best interest to assure the Company the continued services of these executives on a long-term basis. In approving the terms of these agreements, the

Compensation Committee considered not only the Company's compensation goals referred to above, but also levels and methods of compensation provided by certain companies comparable in size and lines of business to the Company. Additionally, the Compensation Committee considered each executive's historical performance, length of tenure, prior experience and level of responsibility. All compensation paid to these executives with respect to 1997 was based on the contractual provisions. Based on his employment agreement, the Chief Executive Officer received a base salary of $400,000 and a bonus of $529,692 with respect to 1997, as compared to $350,000 and $300,000, respectively, with respect to 1996.

  Salaries

     The base salary of each executive officer who does not have an employment agreement is reviewed annually based on management recommendations, and data regarding the salaries of executives with similar responsibilities in certain companies comparable in size or in lines of business. In addition, the Compensation Committee considers individual performance, length of tenure, prior experience and level of responsibility. None of these factors is assigned a specific weight.

  Incentive Compensation

     The Company does not have a formal cash incentive compensation program for executives who do not have employment agreements, but does award annual cash bonuses to selected employees. Annual bonuses for such executives are recommended to the Compensation Committee by the Chairman at the end of each year. Individual bonus awards are based on Company-wide and individual performance for the previous fiscal year, taking into account both qualitative and quantitative factors. Quantitative factors include revenues and EBITDA. Qualitative factors include initiative, business judgment, level of responsibility and management skills.

  Long-Term Incentive

     In 1997, the Company's Compensation Committee did not authorize the granting of Options to purchase any shares of Common Stock, but did approve the grants of restricted stock to the Company's senior executive officers under the employment agreements described above. In determining the number of shares or Options granted, the Compensation Committee considers the level of each recipient's responsibility, the recipient's actual and potential impact on the Company's performance, as well as the number of shares or Options granted in prior years. The Company does not have a target ownership level for equity holdings in the Company by senior management and other key employees.

                                          Paul A. Biddelman
                                          Jack Tyrrell

CERTAIN TRANSACTIONS INVOLVING MEMBERS OF THE COMPENSATION COMMITTEE

     As more fully disclosed under "Certain Transactions," in 1997, the Company paid a commitment fee of $100,000 to Hanseatic and issued 1,586 shares of Common Stock to Richland II in satisfaction of the commitment fee owned to it. Paul A. Biddelman, a director and member of the Compensation Committee, is the President of Hanseatic, and Jack Tyrrell, a director and member of the Compensation Committee, is a general partner of Richland II.

                               PERFORMANCE GRAPH

     The following table shows a comparison of the five year cumulative total return to stockholders (assuming all dividends were reinvested) for the Company, the Standard & Poor's ("S&P") 500 Stock Index and the Standard & Poor's Entertainment -- 500 Index. During the period October 1990 through June 1994, no trading market existed for the Common Stock and the Company was unable to obtain any price quotations for its Common Stock. Subsequent to June 1994, the Pink Sheets(R) and the OTC Bulletin Board commenced reporting of bid and asked quotations for the Company's Common Stock under the symbol PARKD. These quotations reflect inter-dealer prices, without mark-up, mark-down or commission and do not necessarily represent actual transactions. On May 30, 1996, the Company commenced a public offering of shares of Common Stock at a public offering price of $18.00 per share. From that date until December 19, 1997, the Common Stock was traded on the Nasdaq National Market under the symbol "PARK." Since December 22, 1997, the Common Stock has been traded on the NYSE under the symbol "PKS."

        Measurement Period            Premier Parks       S&P 500 Stock     S&P Entertainment
      (Fiscal Year Covered)               Inc.*               Index            -500 Index
1992                                      100.00             100.00              100.00
1993                                                         110.08              115.58
1994                                      163.64             111.53              110.24
1995                                      381.82             153.45              132.44
1996                                     1090.31             188.68              134.48
1997                                     1374.56             251.63              196.22

                                                 BASE
                                                PERIOD   RETURN  RETURN  RETURN   RETURN    RETURN
              COMPANY/INDEX NAME                 1992     1993    1994    1995     1996      1997
              ------------------                ------   ------  ------  ------  --------  --------
Premier Parks Inc.*...........................   100       NA    163.64  381.82  1,090.31  1,374.56
S&P 500 Stock Index...........................   100     110.08  111.53  153.45    188.68    251.63
S&P Entertainment--500 Index..................   100     115.58  110.24  132.44    134.48    196.22

---------------
* The Common Stock was not publicly traded between October 15, 1990 and June 1994. The return for 1994 was calculated using a beginning point of the October 15, 1990 price.

                              CERTAIN TRANSACTIONS

     In November 1990, the Company entered into an office lease. A portion of the office space is used by Windcrest. The Company and Windcrest have agreed to allocate 50% of the monthly rental payments to Windcrest. During 1997, Windcrest paid the Company approximately $64,000 with respect to such office space.

     On October 31, 1996, the Company acquired substantially all of the assets used in the operation of Elitch Gardens Amusement Park ("Elitch Gardens"). Sandy Gurtler, a director of the Company, was the president, a director and a shareholder of the general partner of the partnership that owned these assets prior to the transaction. In connection with the acquisition of Elitch Gardens, the Company entered into a five-year consulting agreement with Mr. Gurtler under which $100,000 of consulting fees were paid to Mr. Gurtler in 1997.

     On December 4, 1996, the Company acquired substantially all of the assets used in the operation of The Great Escape and Splashwater Kingdom ("The Great Escape"). Charles R. Wood, a director of the Company, was the sole shareholder of the entities that owned these assets prior to the transaction. In connection with the acquisition of The Great Escape, the Company entered into a five-year consulting agreement with Mr. Wood under which $250,000 of consulting fees were paid to Mr. Wood in 1997.

     During 1996, certain of the Company's principal stockholders agreed that, if required by the Company, they would purchase shares of preferred stock of the Company to fund the purchase price of the Company's acquisition in February 1997 of Riverside Park. Although the preferred stock issuance was not consummated, each participating stockholder was entitled to a fee, payable in cash or shares of Common Stock, equal to 1% of the dollar amount of such stockholder's commitment. Pursuant to this arrangement, in 1997 the Company paid a $100,000 fee to Hanseatic and issued 1,586 shares of Common Stock to Richland II and 634 shares to Michael E. Gellert. Paul A. Biddelman is the President of Hanseatic and Jack Tyrrell is a general partner of Richland II. Messrs. Biddelman, Tyrrell and Gellert are directors of the Company.

             PROPOSAL 2:  AMENDMENT OF ARTICLE IV OF THE COMPANY'S
                                 CERTIFICATE OF INCORPORATION

GENERAL

     The Company presently is authorized to issue 90,000,000 shares of Common Stock, par value $.05 per share and 500,000 shares of Preferred Stock, par value $1.00 per share. As of April 24, 1998, there were issued and outstanding 37,497,566 shares of Common Stock and 11,500 shares of Preferred Stock. The Board of Directors of the Company has adopted resolutions authorizing an amendment (the "Amendment") to the Company's Certificate of Incorporation approving (i) a split of the Company's outstanding Common Stock on the basis of two (2) new shares of Common Stock of the Company for each one (1) share of presently outstanding Common Stock and (ii) an increase in the number of authorized shares of Common Stock from 90,000,000 "old" shares to 150,000,000 "new" shares and in the number of authorized shares of the Company's Preferred Stock from 500,000 shares to 5,000,000. For the reasons stated below, the Board of Directors of the Company has unanimously approved the proposed Amendment and recommends it to stockholders for adoption. The form of the Amendment is attached hereto as Exhibit A. The post-split common stock is referred to hereinafter as the "New Common Stock" and the pre-split common stock is referred to hereinafter as the "Common Stock."

PURPOSE FOR PROPOSED AMENDMENT

  Reasons for the Stock Split

     The Board of Directors believes that the proposed two-for-one stock split will enhance the liquidity of the trading market for the Company's Common Stock by doubling the number of outstanding shares, thus proportionately increasing the public "float" and decreasing the potential market impact of any particular transaction involving the Common Stock. Moreover, the Board believes that, since the market price per share of the New Common Stock immediately following the effective date of the Amendment is expected to be approximately one-half of the market price per share of Common Stock immediately prior thereto, the New Common Stock will be more attractive to a larger number of noninstitutional investors, thus potentially expanding the Company's stockholder base. Moreover, the expected reduced market price per share could enhance the Company's ability to issue New Common Stock as discussed below.

  Reasons for the Change in Authorized Shares

     As shown in the first table presented under "Principal Effects" below, the stock split (without the related increase in authorized shares of New Common Stock) would substantially reduce the number of shares of New Common Stock available for future issuance. The proposed increase in authorized shares of New Common Stock will offset this reduction and provide an approximate 15.4 million additional available shares. As demonstrated in the second table presented under "Principal Effects" below, the Amendment will result in an increased number of authorized but unissued and unreserved shares of Preferred Stock from 467,860 shares to 4,967,860 shares. The increased number of authorized, but unissued and unreserved shares, will permit the Company to issue additional shares of New Common Stock and Preferred Stock as the need may arise without the delay and expense associated with the holding of a special meeting of stockholders at the time such additional shares are needed. The Board believes that the availability of such additional shares will provide the Company with the flexibility to issue New Common Stock and/or Preferred Stock for a variety of proper corporate purposes, including the sale of shares to raise additional capital, shares issued in acquisitions of property or businesses (including mergers), the use of New Common Stock and/or Preferred Stock as incentive compensation and the making of stock dividends or other distributions or recapitalizations. The Company has no present intention to issue any shares of New Common Stock or Preferred Stock, except pursuant to existing rights to acquire such shares. Unless required by law, by the terms of the Company's then outstanding Preferred Stock, by regulatory authorities, or by rules of any stock exchange on which the Company's securities may then be listed, no further vote of stockholders will be required for any such share issuance. Subject to limitations established by the terms of the Company's outstanding Preferred Stock, the Company's Board of Directors will determine the dividend rate, conversion price, voting rights and redemption provisions relating to any such issuance of Preferred Stock. The issuance of additional shares may have a dilutive effect on earnings per share and on the equity of present holders of Common Stock and their voting rights. Holders of Common Stock are not entitled to any preemptive rights.

PRINCIPAL EFFECTS

     The Company is presently authorized to issue 90,000,000 shares of Common Stock, $.05 par value per share. The Amendment will change the number of authorized shares to 150,000,000 shares of New Common Stock. The par value of the New Common Stock will be $0.025 per share upon effectiveness of the Amendment. At the close of business on April 24, 1998, there were 37,497,566 shares of Common Stock outstanding. The stock split will increase the outstanding shares of Common Stock by 100%, to 74,995,132 shares of New Common Stock. The Amendment will not affect any stockholder's proportionate equity interest in the Company. Upon effectiveness of the Amendment, all outstanding options, rights and warrants to acquire

Common Stock (including conversion rights of the outstanding Preferred Stock) will be adjusted automatically to entitle the holders thereof to purchase proportionately more shares of New Common Stock at a proportionately lower exercise or purchase price.

     The following table illustrates the principal effects of the proposed Amendment on the Company's Common Stock.

                                                                   AFTER STOCK SPLIT,
                                                       CURRENT     BEFORE INCREASE IN      AFTER
          NUMBER OF SHARES OF COMMON STOCK            STRUCTURE    AUTHORIZED SHARES     AMENDMENT
          --------------------------------            ----------   ------------------   -----------
Authorized..........................................  90,000,000       90,000,000       150,000,000
Outstanding.........................................  37,497,566       74,995,132        74,995,132
Reserved for future issuance(1).....................   7,065,032       14,130,076        14,130,076
                                                      ----------       ----------       -----------
Available for future issuance by action of the Board
  of Directors (after giving effect to the above
  reservations).....................................  45,437,396          874,792        60,874,792
                                                      ==========       ==========       ===========

---------------
(1) Includes: (i) 6,559,738 shares (13,119,476 shares after the stock split) reserved for future issuance upon conversion of outstanding Preferred Stock and exercise of outstanding warrants and options, and (ii) 505,300 shares (1,100,600 shares after the stock split) reserved for future issuance in connection with future grants under the 1996 Stock Incentive Plan. Excludes:
    (i) shares issuable in the future as dividends on outstanding Preferred Stock, which are payable in cash or by delivery of shares, (ii) up to approximately 224,500 shares (449,000 shares after the stock split) initially issuable in the Company's tender offer for all shares of Walibi S.A. not owned by the Company, and (iii) shares issuable to sellers of certain previously acquired parks based on future performance thereof.

     The Company is presently authorized to issue 500,000 shares of Preferred Stock, par value $1.00 per share. The Amendment will increase the number of authorized shares to 5,000,000 shares, par value $1.00 per share. At the close of business on April 24, 1998 there were 11,500 shares of Preferred Stock outstanding. At such date, the Company had reserved 20,640 shares of Preferred Stock for issuance upon exercise of rights pursuant to the Company's Rights Agreement (as defined below). As demonstrated by the following chart, the Amendment will result in a substantial increase in the availability of unissued, unreserved shares of Preferred Stock.

                                                               CURRENT       AFTER
            NUMBER OF SHARES OF PREFERRED STOCK               STRUCTURE    AMENDMENT
            -----------------------------------               ---------    ---------
Authorized..................................................   500,000     5,000,000
Outstanding.................................................    11,500        11,500
Reserved for future issuance upon exercise of rights
  pursuant to Rights Agreement..............................    20,640        20,640
                                                               -------     ---------
Available for future issue by action of the Board of
  Directors (after giving effect to the above
  reservations).............................................   467,860     4,967,860
                                                               =======     =========

     The ability of the Board of Directors to issue additional shares of stock could enhance the Board's ability to negotiate on behalf of the stockholders in a takeover situation. Although it is not the purpose of the proposed Amendment, the authorized but unissued shares of New Common Stock (as well as the authorized but unissued shares of Preferred Stock) also could be used by the Board of Directors to discourage, delay or make more difficult a change in the control of the Company. The issuance of additional shares might serve to dilute the stock ownership of persons seeking to obtain control and thereby increase the cost of acquiring a given percentage of the outstanding stock. The Company has previously adopted certain measures that may have the effect of delaying, hindering or discouraging an unsolicited takeover attempt, including a dividend distributed to the holders of the Company's Common Stock consisting of rights to purchase the Company's Series A Junior Preferred Stock upon the terms and conditions set forth in the Rights Agreement. The Board of Directors is not aware of any pending or proposed effort to acquire control of the Company.

     In accordance with the terms of the Company's outstanding Preferred Stock, its Stock Incentive Plans and other outstanding obligations to issue shares of Common Stock, upon the effectiveness of the Amendment, appropriate adjustments will be made to the number of shares of New Common Stock reserved for issuance pursuant to such plans or obligations and the exercise or purchase price thereof. The stock split will also have the effect of adjusting the outstanding rights granted to the holders of Common Stock under the terms of the Rights Agreement between the Company and Bank One Trust Company, N.A. (the "Rights Agreement"). Such rights are currently represented by the stock certificates representing the Common Stock. Upon effectiveness of the Amendment, each share of Common Stock, which prior thereto represented the right to purchase one one-thousandth of a share of Series A Junior Preferred Stock, will thereafter represent the right to purchase one two-thousandth of a share of such stock.

EXCHANGE OF STOCK CERTIFICATES

     As soon as practicable after the effective date of the Amendment, Common Stockholders will be notified and requested to surrender their present Common Stock certificates for new certificates representing shares of New Common Stock. Until so surrendered, each current certificate representing shares of Common Stock will be deemed for all purposes after the effective date to evidence ownership of shares of the New Common Stock in the appropriately increased number. Bank One Trust Company N.A., located in Oklahoma City, Oklahoma, has been appointed to act as exchange agent for the Common Stockholders in effecting the exchange of their certificates.

FEDERAL INCOME TAX CONSEQUENCES

     The federal income tax consequences of the stock split component of the Amendment are as follows: (i) the stock split will not result in the recognition of gain or loss by the Company or any of its stockholders; (ii) a Common Stockholder's total basis in shares of New Common Stock received from the Company will be the same as the existing basis in the shares of Common Stock previously held; and (iii) a Common Stockholder's holding period or periods for shares of New Common Stock will include the holding period or periods of a proportionate number of shares of the stockholder's Common Stock.

     The foregoing information is based upon existing law, which is subject to change by legislation, administrative action and judicial decision and is necessarily general. The preceding paragraph is a general description of the federal income tax consequences of the stock split. It does not take into account state, local or foreign tax consequences and does not take into account special rules that may apply to a stockholder's individual tax circumstances. Therefore, Common Stockholders are advised to consult with their own tax advisor for more detailed information relating to their individual tax circumstances.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL 2. THE AFFIRMATIVE VOTE OF AT LEAST A MAJORITY OF THE OUTSTANDING SHARES OF THE COMPANY'S COMMON STOCK IS REQUIRED FOR APPROVAL OF THE AMENDMENT.
                            ------------------------

          PROPOSAL 3:  RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

     KPMG Peat Marwick LLP ("KPMG"), certified public accountants, audited the Company's consolidated financial statements for the fiscal year ended December 31, 1997. The Board of Directors has appointed KPMG to audit the Company's consolidated financial statements for the fiscal year ending December 31, 1998, and recommends that the stockholders vote for ratification of such appointment. The ratification requires the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting. In the event the ratification is not approved, the Board of Directors will reconsider its selection. Representatives of KPMG are expected to attend the Annual Meeting and will make a statement and/or respond to appropriate questions from shareholders present at such meeting.
                            ------------------------

                     PROPOSAL 4:  1998 STOCK INCENTIVE PLAN

GENERAL

     The Board of Directors has adopted resolutions authorizing the Company's 1998 Stock Option and Incentive Plan (the "Plan"), a copy of which is annexed hereto as Exhibit B. The Plan is intended to help the Company to attract, retain and motivate key employees (including officers) of the Company.

     The Plan provides for the grant of options ("Options") to purchase Common Stock that are intended to qualify as incentive stock options ("Incentive Options") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), as well as options that do not so qualify ("Non-Qualified Options"). The Plan also provides for the grant of stock appreciation rights ("SARs") in tandem with Options. An SAR granted in tandem with an Option (a "tandem SAR") permits an optionee to surrender his Option to the Company for cancellation and receive an amount (in cash or shares of Common Stock) equal to the excess, if any, of (i) the fair market value at the time of surrender of the shares of Common Stock subject to the Option over (ii) the exercise price of the Option.

GRANTS PURSUANT TO THE PLAN

     Under the Plan, the Company will reserve 4,000,000 shares of New Common Stock (or 2,000,000 shares of Common Stock if the Amendment is not approved) for issuance of Options from time to time to key employees of the Company and its subsidiaries. Options granted thereunder will generally have a term of seven years and an exercise price equal to the fair market value of the Common Stock on the date of grant of the Options, as determined by the Compensation Committee. The Options will generally become exercisable 20% upon grant and 20% per year after each of the next four years. If individual Option agreements so provide, Options will become fully exercisable following a "change of control" of the Company.

BACKGROUND OF SHAREHOLDER APPROVAL REQUIREMENT

     Stockholder approval of the Plan is required for options granted under the Plan to qualify as Incentive Options under Section 422 of the Code. For this purpose, stockholders must approve a plan that designates the aggregate number of shares which may be issued under the plan and the class of employees eligible to receive options under the plan. Stockholder approval must be obtained within 12 months after adoption of the plan by the Board of Directors. In addition, stockholder approval of the Plan is required in order for transactions by optionees with respect to the Options and underlying shares to be exempt from certain requirements under Section 16(b) of the Exchange Act.

     Section 162(m) of the Code disallows a tax deduction for compensation in excess of $1 million that is paid to certain employees of a corporation whose common stock is subject to the registration requirement of Section 12 of the Exchange Act. However, this limitation does not apply to "qualified performance-based compensation." Pursuant to Treasury Regulation Section 1.162-27 promulgated under Section 162(m) of the Code, in order for grants under the Plan to satisfy the requirements to be "qualified performance-based compensation," it is necessary to obtain stockholder approval of the class of employees eligible to receive grants under the Plan, the business criteria to be used in making such grants (except in the case of options or SARs for which the exercise price is equal to the fair market value of the underlying stock on the grant date), the maximum number of shares with respect to which grants can be made to any one employee under the Plan and the exercise price of any Options or SARs or stock purchase price of any incentive stock awards. Another requirement for "qualified performance-based compensation" is that grants under the plan be made by a compensation committee consisting solely of two or more "outside directors," within the meaning of Treasury Regulation Section 1.162-27(e)(3).

     The Company does not presently intend either to grant Options or SARs with an exercise price that is less than the fair market value of the Common Stock on the date of grant or to make incentive stock awards to purchase Common Stock at below market prices. Any such Options or SARs that are granted or incentive stock awards that are made will not satisfy the "qualified performance-based compensation" exception to Section 162(m) absent stockholder approval of the business criteria on which are based the performance goals that are the basis for such grants or awards.

DESCRIPTION OF THE PLAN

     The following is a summary of the principal features of the Plan. This summary is qualified in its entirety by reference to the specific provisions of the Plan, the full text of which is set forth in Exhibit B to this Proxy Statement.

ADMINISTRATION OF THE PLAN

     The Plan will be administered by the Compensation Committee which is appointed by the Board of Directors. The Compensation Committee will at all times consist of at least two members of the Board, neither of whom is or has been eligible at any time for the grant of Options or SARs under the Plan and each of whom is an "outside director" within the meaning of Treasury Regulation
Section 1.162-27(e)(3). The Compensation Committee is authorized to interpret the Plan, adopt and amend rules and regulations relating to the Plan, and determine the recipients, form, and terms of Options and SARs granted under the Plan. All Options and SARs must be evidenced by a written agreement.

SHARES AVAILABLE

     Under the Plan, the maximum number of shares of New Common Stock that may be subject to Options or SARs may not exceed an aggregate of 4,000,000 shares (or 2,000,000 shares if the Amendment is not approved). The maximum number of shares will be adjusted in certain events, such as a stock split, reorganization or recapitalization. If a tandem SAR is exercised, the Option that is surrendered in connection with exercise of the SAR will terminate and the shares subject to that Option will not be available for further issuance under the Plan. If any Option or SAR granted under the Plan terminates for any reason or expires before it is exercised in full, or if any shares sold under the Plan are reacquired by the Company under a right established when the shares were sold, the shares that had been reserved for such Option or SAR or the shares so reacquired count toward the maximum number of shares issuable and cannot again be issued under the

Plan. A reduction of the exercise price of an Option is treated as the expiration of the Option and issuance of a new Option.

     No participant may be granted Options or other rights, including SARs and incentive stock awards, to purchase more than 66 2/3% in the aggregate of the number of shares of Common Stock authorized to be issued under the Plan, as adjusted on account of certain events, such as a stock split, reorganization or recapitalization. If stockholders approve an increase in the number of shares authorized under the Plan, the 66 2/3% limitation will apply to the increased number of shares so authorized.

ELIGIBILITY

     Key employees (including officers and directors who are employees) of the Company or its subsidiaries are eligible for the grant of Options and SARs under the Plan. Directors who are not employees are not eligible to participate. In the event of Incentive Options, the aggregate fair market value (determined at the time the Option is granted) of the stock with respect to which Incentive Options become exercisable for the first time by the Option holder (i.e., vest) during any calendar year cannot exceed $100,000. This limit does not apply to Non-Qualified Options and SARs. To the extent an Option that otherwise would be an Incentive Option exceeds this $100,000 threshold, it will be treated as a Non-Qualified Option.

EXERCISE PRICE OF OPTIONS

     The Company will receive no monetary consideration for the grant of Options under the Plan. In case of an Incentive Option, the exercise price cannot be less than the fair market value of the shares on the date the Option is granted (if an optionee is a beneficial holder of 10% or more of the Company's outstanding Common Stock (a "10% Holder"), the exercise price of Incentive Option cannot be less than 110% of such fair market value). The exercise price of Non-Qualified Options shall be determined by the Compensation Committee, but shall not be less than 50% of the fair market value of the Common Stock on the date of grant. The exercise price of Options will be adjusted in certain events, such as a stock split, reorganization or recapitalization. The Company does not presently intend to issue any Options which have an exercise price that is less than the fair market value of the underlying Common Stock on the date of grant.

PAYMENT UPON EXERCISE OF OPTIONS

     Payment for shares purchased by exercising an Option is to be made in cash or, if the individual Option agreement so provides, by the delivery of promissory notes or the surrender of all or part of the Option to the Company in exchange for a number of shares of Common Stock having a total fair market value on the date of surrender equal to (i) the number of shares that could be acquired by exercising the portion of the Option that is surrendered over (ii) the aggregate exercise price that would otherwise be paid to the Company on a cash exercise of the Option as to the number of shares surrendered. If individual Option agreements so provide, payment of the exercise price also may be made by delivery of shares of Common Stock valued at their fair market value on the date of delivery.

TERM OF OPTIONS

     The term of an Option cannot exceed ten years, and in the case of an optionee who is a 10% Holder, cannot exceed five years.

TERMINATION OF EMPLOYMENT

     Individual option agreements generally will provide that the Options will expire upon termination of employment except that (i) in the case of involuntary termination that is not for cause, the Option will be exercisable for three months after termination to the same extent that it was exercisable prior to termination, (ii) in the case of termination due to disability, the Option will be exercisable for one year after termination to the same extent that it was exercisable prior to termination and (iii) in the case of death (including during either the three month period referred to in (i) or the one year period referred to in (ii)), the Option will be exercisable for one year after death to the same extent exercisable on the date of death. After the death of an optionee, the Option is exercisable by the legal representative of the optionee or by the person that acquired the Option by reason of the death of the optionee. Individual option agreements may provide that all Options will vest in the event of a termination due to disability or death.

NON-TRANSFERABILITY OF OPTIONS

     Options are not transferable by the optionee except to immediate family members, trustees for their exclusive benefit, by will or by the laws of descent and distribution. The disposition of shares acquired pursuant to the exercise of an Option will be subject to any applicable restrictions on transferability imposed by SEC regulations.

STOCK APPRECIATION RIGHTS

     A tandem SAR cannot be exercised before the related Option is first exercisable or after the related Option expires or is terminated. In addition, an SAR can be exercised for cash only during the period beginning on the third business day following the date of release for publication by the Company of quarterly or annual summary statements of earnings and ending on the twelfth business day following such day. Upon exercise of an SAR, payment to the holder may be made in cash or shares of Common Stock, as the Compensation Committee designates. SARs are not transferable except by will or the laws of descent and distribution. The exercise of an SAR is subject to such further conditions and limitations as the Compensation Committee may determine, including such conditions on exercise as may be required to comply with Rule 16b-3 under the Exchange Act.

DURATION OF THE PLAN

     The Plan will terminate automatically and no Options or SARs may be granted after ten years have elapsed from the earlier of the date the Plan was approved by the Company's Board of Directors or the effective date of the Plan. The Plan may be terminated at any prior time by the Board of Directors. Termination of the Plan will not affect Options or SARs that were granted prior to the termination date.

AMENDMENTS

     The Plan may be amended from time to time by the Board of Directors. However, no action of the Board may, without the approval of the Company's stockholders, (i) materially increase the benefits accruing to participants under the Plan, (ii) increase the number of shares that may be issued under the Plan (except for certain adjustments that would not further dilute the interest of any stockholder), or (iii) change the eligibility requirements for participation in the Plan.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following summary outlines certain federal income tax consequences of the Plan to the Company and participants under present law.

INCENTIVE OPTIONS

     A participant will not recognize income for federal income tax purposes upon the grant of an Incentive Option. A participant also will not be taxed on the exercise of an Incentive Option, provided that the Common Stock acquired upon exercise of the Incentive Option is not sold by the participant within two years after the Option was granted and one year after the Option is exercised (the "required holding period").

     However, for alternative minimum tax ("AMT") purposes, the difference between the exercise price of the Incentive Option and the fair market value of the Common Stock acquired upon exercise is an item of tax preference in the year the Incentive Option is exercised. The participant is required to include such amount in AMT income in such year and to compute the tax basis of the shares so acquired in the same manner as if a Non-Qualified Stock Option had been exercised, including the availability of a Section 83 election (discussed below). Whether a participant will be liable for AMT in the year the Incentive Option is exercised will depend on the participant's particular tax circumstances. AMT paid in such year will be allowed as a credit to the extent regular tax exceeds AMT in subsequent years.

     On a sale, after the required holding period, of Common Stock that was acquired by exercising an Incentive Option, the difference between the participant's tax basis in the Common Stock and the amount received in the sale is taxed as long-term capital gain or loss.

     If Common Stock acquired upon the exercise of an Incentive Option is disposed of by the participant during the required holding period (a "disqualifying disposition"), the excess, if any, of (i) the amount realized on such disposition (up to the fair market value of the Common Stock on the exercise date) over (ii) the exercise price, will be taxed to the participant as ordinary income. If a participant pays the exercise price of an Incentive Option by delivering Common Stock that was previously acquired by exercising an Incentive Option and such delivery occurs before the end of the required holding period of such Common Stock, the participant is treated as making a disqualified disposition of the Common Stock so delivered.

     The Code puts a $100,000 limit on the value of stock subject to Incentive Options that first become exercisable in any one year, based on the fair market value of the underlying Common Stock on the date of grant. To the extent Options exceed this limit, they are taxed as Non-Qualified Stock Options.

NON-QUALIFIED STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

     A participant who receives a Non-Qualified Stock Option or SAR does not recognize taxable income on the grant of the Option or SAR. Upon exercise of a Non-Qualified Stock Option, a participant generally has ordinary income in an amount equal to the excess of the fair market value of the shares at the time of exercise over the exercise price paid for the shares. Upon receipt of cash or shares when an SAR is exercised, a participant generally has ordinary income in an amount equal to the sum of the amount of cash and the fair market value of the shares received.

     However, if the participant (i) is an officer or director of the Company or the beneficial owner of more than 10% of the Company's equity securities (in each case, within the meaning of Section 16 of the Exchange Act -- as so defined, an "Insider"), (ii) does not make a Section 83 election and (iii) receives shares upon the exercise of a Non-Qualified Stock Option or SAR, the recognition of income (and the determination of the amount of income) is deferred until the earlier of (a) six months after the shares are acquired or
(b) the earliest date on which the Insider could sell the shares at a profit without being subject to liability under Section 16(b) of the Exchange Act (six months after the Non-Qualified Stock Option or SAR is granted, in the case of an "in-the-money" Option or SAR). If the participant makes a Section 83 election, income is not deferred. Rather, income is recognized on the date of exercise of the Non-Qualified Stock Option or SAR in an amount equal to the excess of the fair market value of the shares acquired upon exercise over the exercise price. A Section 83 election must be filed with the Internal Revenue Service (the "IRS") within thirty (30) days after an Option is exercised.

     A participant's tax basis in shares received upon exercise of a Non-Qualified Stock Option or SAR is equal to the amount of ordinary income recognized on the receipt of the shares plus the amount of cash, if any, paid upon exercise. The holding period for the shares begins on the day after the shares are received or, in the case of an Insider that has not made a Section 83 election, on the day after the date on which income is recognized by the Insider on account of the receipt of the shares.

     If a participant exercises a Non-Qualified Stock Option by delivering previously held shares in payment of the exercise price, the participant does not recognize gain or loss on the delivered shares, even if their fair market value is different from the participant's tax basis in the shares. The exercise of the Non-Qualified Stock Option is taxed however, and the Company generally is entitled to a deduction, in the same amount and at the same time as if the participant had paid the exercise price in cash. Provided the participant receives a separate identifiable stock certificate therefor, his tax basis in the number of shares received that is equal to the number of shares surrendered on exercise will be the same as his tax basis in the shares surrendered. His holding period for such number of shares will include his holding period for the shares surrendered. The participant's tax basis and holding period for the additional shares received upon exercise will be the same as it would have been if the participant had paid the exercise price in cash.

     If a participant receives shares upon the exercise of a Non-Qualified Stock Option or SAR and thereafter disposes of the shares in a taxable transaction, the difference between the amount realized on the disposition and the participant's tax basis in the shares is taxed as capital gain or loss (provided the shares are held as a capital asset on the date of disposition), which is long-term or short-term depending on the participant's holding period for the shares.

DEDUCTION BY THE COMPANY

     The Company is not allowed a federal income tax deduction on the grant or exercise of an Incentive Option or the disposition, after the required holding period, of shares acquired by exercising an Incentive Option. On a disqualifying disposition of such shares, the Company is allowed a federal income tax deduction in an amount equal to the ordinary income recognized by the participant as a result of the disqualifying disposition, provided that such amount constitutes an ordinary and necessary business expense of the Company, is reasonable in amount and is not disallowed by Section 162(m) of the Code (discussed above).

     The ordinary income recognized by an employee of the Company on account of the exercise of a Non-Qualified Stock Option or SAR is subject to both wage withholding and employment taxes. A deduction for federal income tax purposes is allowed to the Company in an amount equal to the amount of ordinary income taxable to the participant, provided that such amount constitutes an ordinary and necessary business expense of the Company, that such amount is reasonable, and that the Company satisfies any tax reporting obligation that it has with respect to such income.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL 4. THE AFFIRMATIVE VOTE OF AT LEAST A MAJORITY OF THE SHARES OF THE COMPANY'S COMMON STOCK REPRESENTED AT THE ANNUAL MEETING IS REQUIRED FOR APPROVAL OF THIS PROPOSAL.

                            ------------------------

                     PROPOSAL 5:  1996 STOCK INCENTIVE PLAN

     Following the merger on March 25, 1998 of the company then named Premier Parks Inc. ("Old Premier"), the Company's predecessor, with Premier Parks Merger Corporation (the "P-Merger"), and pursuant to the terms of the P-Merger, the Company assumed all obligations of Old Premier under all stock options which were outstanding immediately prior to the P-Merger, as well as all plans and agreements relating to such options. Following the assumption of the 1996 Stock Incentive Plan by the Company in the P-Merger and in order to permit the Company to continue to grant Incentive Options under such Plan, the Code requires that the Company's stockholders re-approve the 1996 Stock Incentive Plan. The 1996 Stock Incentive Plan was originally approved by the stockholders of Old Premier on December 12, 1996. The terms and provisions of such Plan are substantially identical to the terms and provisions of the proposed 1998 Stock Incentive Plan, a copy of which is annexed hereto as Exhibit B, except that the total number of shares that may be subject to Options or SARs under the 1996 Stock Incentive Plan may not exceed 750,000 shares (1,500,000 shares if the Amendment is approved). See "Proposal 4 -- 1998 Stock Incentive Plan." Currently, Options to purchase 505,300 shares of Common Stock (1,010,600 shares of New Common Stock if the Amendment is approved) are available for issuance under the 1996 Stock Incentive Plan.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL 5. THE AFFIRMATIVE VOTE OF AT LEAST A MAJORITY OF THE SHARES OF THE COMPANY'S COMMON STOCK REPRESENTED AT THE ANNUAL MEETING IS REQUIRED FOR APPROVAL OF THIS PROPOSAL.

                            ------------------------

                     PROPOSAL 6:  INDEPENDENT DIRECTOR FEES

     Historically, the Company has offered its directors who are not employees or consultants of the Company the opportunity to receive their annual director fees by delivery of shares of Common Stock (valued at the then current market price), in lieu of cash payment. The Company believes that this policy increases the potential equity interests in the Company of such directors (due in part to the absence of brokerage or comparable commissions on these transactions). The Company encourages its "outside" directors to have equity interests in the Company, which the Company believes will generally result in such directors having a more direct interest in and appreciation of concerns of stockholders and, thus, will enhance their ability to fulfill their fiduciary duties to stockholders. Pursuant to the rules of the NYSE, stockholder approval is required for any arrangement (such as this policy) pursuant to which shares of the Company's capital stock are offered to any officer or director of the Company.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL 6. THE AFFIRMATIVE VOTE OF AT LEAST A MAJORITY OF THE SHARES OF THE COMPANY'S COMMON STOCK REPRESENTED AT THE ANNUAL MEETING IS REQUIRED FOR APPROVAL OF THIS PROPOSAL.

                            ------------------------

                           1999 STOCKHOLDER PROPOSALS

     In order for stockholder proposals for the 1999 Annual Meeting of Stockholders to be eligible for inclusion in the Company's 1999 Proxy Statement, they must be received by the Company at its principal offices, 11501 Northeast Expressway, Oklahoma City, Oklahoma 73131 (Attn: Secretary), prior to Decem-
ber   , 1998. The Company's Board of Directors will review any stockholder proposals that are filed as required and will determine whether such proposals meet applicable criteria for inclusion in its 1999 Proxy Statement.

                                 OTHER MATTERS

     The Board of Directors does not know of any other matters that are likely to be presented for consideration at the Annual Meeting. Should any other matters properly come before the Annual Meeting or any adjournments thereof, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment.

                            SOLICITATION OF PROXIES

     All costs in connection with the solicitation of the enclosed proxy will be borne by the Company. In addition to solicitations of proxies by use of the mail, certain officers or employees of the Company, without additional remuneration, may solicit proxies personally or by telephone, telegraph and mail. The Company will also request brokers, dealers, banks and their nominees to solicit proxies from their clients, where appropriate, and will reimburse them for reasonable expenses related thereto.

                                          RICHARD A. KIPF
                                          Secretary

Oklahoma City, Oklahoma
April 30,  1998

                                                                       EXHIBIT A

                    CERTIFICATE OF AMENDMENT OF CERTIFICATE
                     OF INCORPORATION OF PREMIER PARKS INC.

     PREMIER PARKS INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

     FIRST: that the Board of Directors of the Corporation by a unanimous written consent adopted a resolution proposing and declaring the advisability of the following amendment to the Certificate of Incorporation.

     RESOLVED, that the Certificate of Incorporation of the Corporation be amended so that Article IV shall read in its entirety as follows:

          "The total number of shares of stock which the Corporation shall have authority to issue is 155,000,000 shares, of which 5,000,000 shares shall be Preferred Stock with a par value of $1.00 per share and 150,000,000 shares shall be Common Stock with a par value of $.025 per share.

          The Preferred Stock is to be issued in one or more series, with each series to have such designations, preferences, and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of each series adopted by the Board of Directors of the Corporation, subject to the limitations prescribed by law and in accordance with the provisions hereof, the Board of Directors being hereby expressly vested with authority to adopt any such resolution or resolutions.

          The authority of the Board of Directors with respect to each series shall include, but not be limited to, the determination or fixing of the following:

             (1) the number of shares to constitute the series and the distinctive designation thereof;

             (2) The amount or rate of dividends on the shares of the series, whether dividends shall be cumulative and, if so, from what date or dates;

             (3) Whether the shares of the series shall be redeemable and, if redeemable, the terms and provisions upon which the shares of the series may be redeemed and the premium, if any, and any dividends accrued thereon which the shares of the series shall be entitled to receive upon the redemption thereof;

             (4) Whether the shares of the series shall be subject to the operations of a retirement or sinking fund to be applied to the purchase or redemption of the shares for retirement and, if such retirement or sinking fund be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

             (5) Whether the shares of the series shall be convertible into shares of any class or classes, with or without par value, or of any other series of the same class, and if convertible, the conversion price or prices or the rate at which the conversion may be made and the method, if any, of adjusting the same;

             (6) The rights of the shares of the series in the event of the voluntary or involuntary liquidation, dissolution, or winding up of the Corporation;

             (7) The restrictions, if any, on the payment of the dividends upon, and the making of distributions to, any class of stock ranking junior to the shares of the series, and the restrictions, if any, on the purchase or redemption of the shares of any such junior class;

             (8) Whether the series shall have voting rights in addition to the voting rights provided by law, and, if so, the terms of such voting rights; and

             (9) Any other relative rights, preferences, and limitations of that series.

          The holders of the Common Stock shall be entitled to one vote for each share of Common Stock held.

          The amount of the authorized stock of any class may be increased or decreased by the affirmative vote of the holders of a majority of the total number of outstanding shares of any series of Preferred Stock entitled to vote, and of Common Stock, voting as a single class."

     RESOLVED, that at the effective time of the foregoing Amendment each share of Common Stock of the Corporation authorized and outstanding immediately prior to such effective time shall be split and exchanged into two fully paid and non-assessable shares of Common Stock.

     SECOND: that such Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the holders of a majority of the outstanding shares of Common Stock of the Corporation entitled to vote thereon at a meeting of the stockholders of the Corporation called and held upon notice in accordance with Section 222 of the Delaware General Corporation Law.

     IN WITNESS WHEREOF, Premier Parks Inc. has caused this Certificate to be
signed by its duly authorized officer this   day of June, 1998.

                                          PREMIER PARKS INC.

                                          By:
                                            ------------------------------------
                                            Kieran E. Burke
                                            Chairman and Chief Executive Officer

                                                                       EXHIBIT B

                               PREMIER PARKS INC.
                      1998 STOCK OPTION AND INCENTIVE PLAN

I.  THE PLAN

     There is hereby established the 1998 Stock Option and Incentive Plan (the "Plan") for Premier Parks Inc. (the "Company"), under which options may be granted to purchase shares of the common stock, $.05 par value, of the Company, under which shares of such common stock may be sold at incentive prices below the market price at the time of sale, and under which stock appreciation rights may be granted.

II.  AMOUNT OF STOCK

     A maximum of two million (2,000,000) shares of the Company's common stock (four million (4,000,000) after giving effect to the stock split) may be issued upon exercises of options or stock appreciation rights or upon purchases at incentive prices. Such shares may be authorized but unissued shares, shares held in the treasury or outstanding shares purchased from their owners on the market or otherwise. If any option or stock appreciation right granted under the Plan terminates for any reason or expires before the option or stock appreciation right is exercised in full or if any shares sold under the Plan are reacquired by the Company by reason of any right to reacquire such shares established at the time the shares were initially sold, the shares previously reserved for issuance upon exercise of such option or stock appreciation right or the shares so reacquired shall count toward the maximum number of shares that may be issued under the plan, as adjusted pursuant to the next paragraph, and such shares shall not again be available to be issued under the Plan. A reduction of the exercise price of an option shall be treated for purposes of the preceding sentence as the expiration of the option and the issuance of a new option.

     If the outstanding shares of the Company's common stock are from time to time increased, decreased, changed into or exchanged for a different number or kind of shares of the Company through merger, consolidation, reorganization, split-up, split-off, spin-off, recapitalization, reclassification, stock dividend, stock split or reverse stock split, an appropriate and proportionate adjustment shall be made in the number and kind of shares which may be issued upon purchases made under the Plan and an appropriate and proportionate adjustment shall be made in the number and kind of shares and/or other property which may be issued upon exercise of options or stock appreciation rights granted under the Plan such that each such option or stock appreciation right shall thereafter be exercisable for such securities, cash and/or other property as would have been received in respect of the shares subject to the option or stock appreciation right had such option or right been exercised in full immediately prior to such increase, decrease or change. Such adjustment shall be made successively each time that any such increase, decrease or change is made. In addition, in the event of any such increase, decrease or change, the Board of Directors or the Committee shall make such further adjustments as are appropriate to the maximum number of shares subject to the Plan or to the other provisions of the Plan or of incentive stock issued or options or stock appreciation rights granted thereunder. Notwithstanding the foregoing, each such increase, decrease, change or other adjustment with respect to an incentive stock option, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") (hereafter, an "Incentive Stock Option") (i) shall comply with the requirements to be an issuance or assumption of a stock option in a transaction to which Section 424(a) of the Code applies and (ii) shall not be made if, as a result, an Incentive Stock Option granted hereunder would not be an Incentive Stock Option.

     To the extent that the aggregate fair market value of stock subject to one or more Incentive Stock Options first exercisable by any individual in any calendar year under this Plan (or under all such plans of the

                                      B-1.1

Company and its subsidiary corporations) exceeds $100,000, determined as of the time the option is granted, such options shall be treated as options that are not Incentive Stock Options. This limitation will be applied by taking into account options in the order in which they were granted and without taking into account Incentive Stock Options granted before 1987.

III.  ADMINISTRATION

     (a) The Plan shall be administered by a Committee of Directors of the Company appointed by the Board of Directors which shall include not less than two Directors of the Company, each of whom shall be a disinterested person' within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and which shall consist of Directors that are "outside directors" within the meaning of Treasury Regulation Section 1.162-27(e)(3) promulgated under Section 162(m) of the Code. The Board of Directors may from time to time remove members from or add members to the Committee. Vacancies on the Committee, however caused, shall be filled by the Board of Directors. Acts of the Committee may be authorized by a vote of the members if (i) at a meeting, held at a time and place and in accordance with rules adopted by the Committee, at which a majority of the members of the Committee are present and acting, or
(ii) reduced to and approved in writing by a majority of the members of the Committee.

     (b) Subject to the express terms and conditions of the Plan, the Committee shall have full power to construe the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan and to make all other determinations necessary or advisable for the administration of the Plan. The exercise of these powers by the Committee shall be conclusive and binding upon all present, past and future participants in the Plan.

     (c) The Committee may from time to time determine to which officers or other employees eligible for selection as participants in the Plan, if any, options or stock appreciation rights shall be granted or shares shall be sold under the Plan, the number of shares which may be issued upon exercise of any such option or which may be sold to any such participant, the restrictions and forfeiture provisions related to any such grant or sale, the period during which any option or stock appreciation right may be exercised, the circumstance under which the period of exercise may be accelerated, the exercise price of any option or right and the purchase price of any shares, and the means of payment upon exercise of any option or for any shares, determined in each case in accordance with the provisions of the Plan. In addition, with respect to awards that are intended to qualify under the applicable provisions of Section 162(m) of the Code, the Committee shall have full power and discretion to establish and administer performance goals, establish performance periods, and certify that performance goals have been attained to the extent required to comply with
Section 162(m) and the regulations thereunder.

     (d) The Board of Directors or the Committee may from time to time, with the consent of the participant, adjust or reduce the option prices of options held by such participant by cancelling such options and granting options to purchase the same or a lesser number of shares at lower option prices or by modifying, extending or renewing such options, as those terms are defined in Section 424(h) of the Code, and the applicable regulations thereunder. The Board of Directors or the Committee may, from time to time, conditionally or unconditionally accelerate, in whole or in part, rights to exercise any option granted under the Plan.

     (e) The Board of Directors or the Committee shall report in writing to the Secretary of the Company the names of the officers or other employees selected as participants in the Plan, and the terms and conditions of the options to be granted or the shares to be sold to each of them.

IV.  ELIGIBILITY FOR PARTICIPATION

     All officers and key employees of the Company and its subsidiary corporations (including officers or employees who are members of the Company's Board of Directors, but excluding directors who are not officers or employees) shall be eligible for selection as participants in the Plan. For this purpose a "subsidiary corporation" is a corporation so defined under Section 424(f) of the Code.

V.  TERMS AND CONDITIONS OF OPTIONS AND STOCK APPRECIATION RIGHTS

     The terms and conditions of each option granted under the Plan shall be evidenced by a Stock Option Agreement executed by the Company and the participant, which shall contain the following provisions, if applicable:

          (a) The number of shares which may be issued upon exercise of the option, the period during which the option may be exercised, the purchase price or prices per share to exercise the option, and the means of payment for the shares; provided, however, that notwithstanding any other provision of the Plan to the contrary, an Incentive Stock Option shall not be exercisable after the expiration of ten (10) years from the date it is granted, and, provided, further, that in the case of an Incentive Stock Option granted to a person who, at the time such Incentive Stock Option is granted, owns shares of the Company or any of its subsidiary corporations which possess more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of such subsidiary corporations, such Incentive Stock Option shall not be exercisable after the expiration of five (5) years from the date such option is granted, and, provided, further, that the purchase price or prices of each share of the Company's common stock subject to any option under the Plan shall be determined as follows:

             (i) The price of each share subject to an Incentive Stock Option under the Plan shall be not less than one hundred percent (100%) of the fair market value of such share on the date the option is granted; provided, however, that in the case of an Incentive Stock Option granted to a person who, at the time such Incentive Stock Option is granted, owns shares of the Company or any of its subsidiary corporations which possess more then ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of such subsidiary corporations, the price of each share subject to such Incentive Stock Option shall be not less than one hundred and ten percent (110%) of the fair market value of such share on the date the option is granted. In determining stock ownership of an employee for any purposes under the Plan, the rules of Section 424(d) of the Code shall apply, and the Board of Directors or the Committee may rely on the representations of fact made to it by the employee and believed by it to be true.

             (ii) The purchase price of each share subject to a nonqualified stock option under the Plan shall be determined by the Board of Directors or the Committee prior to granting the option. The Board of Directors or the Committee shall set the purchase price for each share subject to a nonqualified stock option at either the fair market value of such share on the date the option is granted, or at such other price as the Board of Directors or the Committee in its sole discretion shall determine; provided, however, that in no event shall the purchase price of a share subject to a nonqualified stock option under the Plan be less than 50% of the fair market value of such share on the date the option is granted.

             (iii) The fair market value of a share on a particular date shall be deemed to be the average (mean) of the reported "high" and "low" sales prices on the largest national securities exchange (based on the aggregate dollar value of securities listed) on which such shares are then listed or traded. If such shares are not listed or traded on any national securities exchange, then, in each case, to the extent the Board of Directors or the Committee determines in good faith that the following prices arise out of a bona fide, established trading market for the shares, (i) the average of the reported "high" and "low" sales prices for such shares in the over-the-counter market, as reported on the National Association of Securities Dealers Automated Quotations System, or, if such prices shall not be reported thereon, the average between the closing bid and asked prices reported, or (ii) if such prices shall not be reported, then the average closing bid and asked prices reported by the National Quotation Bureau Incorporated. In all other cases, the fair market value of a share shall be established by the Board of Directors or the Committee in good faith.

          (b) Such terms and conditions of exercise as may be set by the Board of Directors or the Committee and specified in the Stock Option Agreement.

          (c) That the option is not transferable other than by will or the laws of descent and distribution and that the option is exercisable during the grantee's lifetime only by the grantee or, if the grantee is disabled, by his guardian or legal representative.

          (d) In addition to the restrictions set forth in (c) above, such restrictions on transfer of the option, and such restrictions on transfer of the shares acquired upon exercise of the option, as may be set by the Board of Directors or the Committee.

          (e) Such other terms and conditions not inconsistent with the Plan as may be set by the Board of Directors or the Committee, including provisions allowing acceleration of options upon a change of control of the Company or otherwise.

          (f) In the discretion of the Board of Directors or the Committee, any option granted hereunder may provide that such option may be exercised by the holder's surrender of all or part of such option to the Company in exchange for a number of shares of the Company's common stock having a total market value, as of the date of surrender, equal to the excess of (i) the market value, as of the date of surrender, of the number of shares that could be acquired by the exercise of that portion of the option which is surrendered, over (ii) the aggregate exercise price which would otherwise be paid to the Company upon a normal exercise of the option as to the number of shares surrendered. In the event the foregoing calculation would require the issuance of a fractional share, the Company shall, in lieu thereof, pay cash in an amount equal to the fair market value of such fraction as of the date of surrender.

          (g) The Board of Directors or the Committee may, in its discretion, grant stock appreciation rights to participants who are concurrently being granted, or previously have been granted, options under the Plan. A stock appreciation right shall be related to a particular option (either an option previously granted to a participant or an option granted concurrently with the stock appreciation right) and shall entitle the participant, at such time or times as the related option is exercisable, and upon surrender of the then exercisable option, or part thereof, and exercise of the stock appreciation right, to receive payment of an amount determined pursuant to paragraph (ii) below.

          Stock appreciation rights shall be subject to the following terms and conditions, to the terms of subsection (c) above regarding transferability, and to such other terms and conditions not inconsistent with this Plan as the Board of Directors or Committee may approve and direct:

             (i) A stock appreciation right shall be exercisable by a participant at such time or times, and to such extent, as the option to which it relates shall be then exercisable; provided, however, that a stock appreciation right may be exercised for cash only during the period beginning on the third business day following the date of release for publication by the Company of quarterly or annual summary statements of earnings and ending on the twelfth business day following such date and that the Board of Directors or Committee may impose such other conditions on exercise as may be required to satisfy the requirements of Rule 16b-3 under the Exchange Act (or and successor provision in effect at that time).

             (ii) Upon exercise of the stock appreciation right and surrender of an exercisable portion of the related option, a participant shall be entitled to receive payment of an amount determined by multiplying:

                A. the difference obtained by subtracting the option exercise price per share of common stock subject to the related option from the fair market value of a share of common stock of the Company on the date of exercise of the stock appreciation right, by

                B. the number of shares subject to the related option with respect to which the stock appreciation right shall have been exercised.

             (iii) Unless otherwise provided, payment of the amount determined under paragraph (ii) above shall be made one-half in cash and one-half in shares of common stock of the Company valued at their fair market value on the date of exercise of the stock appreciation right, provided, however, that the Board of Directors or the Committee, in its sole discretion, may either require or allow the holder of the stock appreciation right to elect for such stock appreciation right to be settled solely in such shares, solely in cash, or in some other proportion of shares and cash, and provided, further, that cash shall, in any event, be paid in lieu of fractional shares.

             (iv) A stock appreciation right shall in no event be exercisable unless and until six months have elapsed from the date of grant of such stock appreciation right.

             (v) The shares and/or cash delivered or paid to a participant upon exercise of the stock appreciation right shall be issued or paid in consideration of services performed for the Company or for its benefit by the participant.

          (h) Notwithstanding anything herein to the contrary, during the term of the Plan, no participant may be granted options or other rights to purchase, including stock appreciation rights with respect to, more than 66 2/3% in the aggregate of the number of shares of common stock authorized to be issued under the Plan, counted as provided in and as adjusted pursuant to, Section 2 above.

VI.  LIMITATION ON PRICE FOR SHARES

     No option shall be granted under the Plan, and no stock shall be sold under the Plan, at an exercise price in the case of options or a purchase price in the case of direct sales of stock that is less than the par value of the shares optioned or sold.

VII.  PROCEEDS FROM SALES OF SHARES

     The proceeds from the sale of shares under the Plan, upon the exercise of options or directly, shall be added to the general funds of the Company and may thereafter be used from time to time for such corporate purposes as the Board of Directors may determine and direct.

VIII.  AMENDMENT SUSPENSION OR TERMINATION OF PLAN

     The Board of Directors may at any time amend, suspend or terminate the Plan. However, no such action by the Board of Directors may be taken without the approval of the stockholders of the Company if such action would increase the aggregate number of shares subject to the Plan (other than pursuant to Section II of the Plan), change the provisions regarding eligibility for participation in the Plan, reduce the exercise price of an Incentive Stock Option to below the price required by Section V(a)(i) of the Plan or materially increase the benefit accruing to participants under the Plan. No amendment, suspension or termination of the Plan shall alter or impair any rights or obligations under any outstanding Stock Option Agreement without the consent of the holder.

IX.  PROVISIONS FOR EMPLOYEES OF SUBSIDIARIES

     In connection with the granting of an option or the sale of any shares to a participant who is an employee of a subsidiary corporation, as defined in
Section IV of the Plan, the Company may sell the shares to be optioned or sold to such employee to the subsidiary corporation which is his employer, at a price which shall be not less than the option exercise price or the purchase price of the shares to such participant, but which may be more, in order that the shares sold to the participant, or issued to the participant upon exercise of an option may be issued or sold to him directly by his employer corporation.

X.  EFFECTIVE DATE AND TERMINATION OF THE PLAN

     (a) The Plan shall be submitted for a vote at a meeting of the stockholders of the Company or shall be approved by written consent of the stockholders, in either case in accordance with and only to the extent permitted by the requirements of Rule 16b-3 of the Exchange Act, by the Company's charter and by-laws and by applicable state laws prescribing the method and degree of stockholder approval required for the issuance of corporate stock or options; provided, that if applicable state law does not provide a method and degree of required approval, the Plan must be approved by a majority of the votes cast at a duly held stockholders' meeting at which a quorum representing a majority of all outstanding voting stock is, either in person or by proxy, present and voting on the Plan.

     (b) If approved by the stockholders of the Company within 12 months before or after adoption of the Plan by the Board, the Plan shall become effective on the date of such stockholder approval (the "Effective Date"). Unless sooner terminated by the Board, the Plan shall terminate on the date ten (10) years after the earlier of (i) the date the Plan is adopted by the Board or (ii) the Effective Date. After termination of the Plan, no further options may be granted or shares sold under the Plan (other than upon the exercise of options previously granted under the Plan); provided, however, that such termination will not affect any options granted or shares sold prior to termination of the Plan.

XI.  MISCELLANEOUS

     (a) The invalidity or illegality of any provision of the Plan shall not affect the validity or legality of any other provision of the Plan.

     (b) The Plan, any options or stock appreciation rights granted or shares sold thereunder and all related matters shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware from time to time obtaining.

                                     PROXY

                               PREMIER PARKS INC.

                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


    The undersigned hereby appoints KIERAN E. BURKE, JAMES F. DANNHAUSER, GARY STORY and RICHARD KIPF with full power to act without the others and with power to appoint his substitute as the undersigned's proxies to vote all shares of Common Stock of the undersigned in PREMIER PARKS INC. (the "Company"), a Delaware corporation, which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the offices of Darien Lake Theme Park, 9993 Allegheny Road, Darien Center, New York 14040, on Tuesday, June 2, 1998 at 9:00 a.m., E.D.T., and at any and all adjournments thereof as follows:


1. ELECTION OF DIRECTORS
                     [ ] FOR all nominees listed below (except as marked to the contrary below)
                     [ ] WITHHOLD AUTHORITY to vote for all nominees listed below

KIERAN E. BURKE, MICHAEL E. GELLERT, PAUL A. BIDDELMAN, JAMES F. DANNHAUSER, GARY STORY, CHARLES R. WOOD,
SANDY GURTLER

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

--------------------------------------------------------------------------------

2. Proposal to approve an amendment to the Company's Certificate of Incorporation to effect a 2 for 1 stock split of the Company's Common Stock and to increase the authorized shares of the Company's Common Stock to 150,000,000 and the Company's Preferred Stock to 5,000,000. The Board of Directors recommends a vote FOR this proposal.

                     [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

3. Proposal to ratify the selection of KPMG Peat Marwick LLP as the Company's independent auditors for the year ending December 31, 1998. The Board of Directors recommends a vote FOR this proposal.

                     [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

4. Proposal to approve the Company's 1998 Stock Option and Incentive Plan. The Board of Directors recommends a vote FOR this proposal.

                     [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

 Please sign on the reverse side and return promptly in the enclosed envelope.
                                     (over)

5. Proposal to reapprove the Company's 1996 Stock Option and Incentive Plan. The Board of Directors recommends a vote FOR this proposal.

                     [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

6. Proposal to approve payment of annual independent director fees in shares of Common Stock. The Board of Directors recommends a vote FOR this proposal.

                     [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

7. In their discretion such other business as may properly come before the meeting and any and all adjournments thereof.

    The shares of Common Stock represented by this proxy will be voted in accordance with the foregoing instructions. In the absence of any instructions, such shares will be voted for the election of the nominees listed in item 1 and for the proposals in items 2, 3, 4, 5 and 6.

    The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held on June 2, 1998 and the Proxy Statement furnished therewith.

    The undersigned hereby revokes any proxy to vote shares of Common Stock of the Company heretofore given by the undersigned.

                                               ---------------------------------
                                                                          , 1998
                                                            (Date)

                                               Signature
                                               ---------------------------------

                                               Please date, sign exactly as name
                                               appears on this proxy, and
                                               promptly return in the enclosed
                                               envelope. When signing as
                                               guardian, executor,
                                               administrator, attorney, trustee,
                                               custodian, or in any other
                                               similar capacity, please give
                                               full title. If a corporation,
                                               sign in full corporate name by
                                               president or other authorized
                                               officer, giving title, and affix
                                               corporate seal. If a partnership,
                                               sign in partnership name by
                                               authorized person. In the case of
                                               joint ownership, each joint owner
                                               must sign.